UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

LTX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-10761	04-2594045
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

825 University Avenue, Norwood, Massachusetts	02062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 461-1000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retention Agreement

On July 29, 2008, LTX Corporation (“LTX”) entered into a Retention Agreement (the “Retention Agreement”) with Mark J. Gallenberger, LTX’s Chief Financial Officer, in connection with the proposed merger (the “Merger”) contemplated by the Merger Agreement, dated as of June 20, 2008, among LTX, Zoo Merger Corporation, a direct, wholly-owned subsidiary of LTX (“Merger Sub”), and Credence Systems Corporation, pursuant to which Merger Sub will merge with and into Credence and Credence will become a wholly-owned subsidiary of LTX.

Under the terms of the Retention Agreement, effective and contingent upon the closing of the Merger, Mr. Gallenberger will (1) remain Chief Financial Officer of the combined company, (2) receive an annual base salary of $360,000, (3) be eligible to receive an annual target bonus equal to 50% of Mr. Gallenberger’s annual base salary, (4) on or shortly after the closing of the Merger, receive a one-time grant of 125,000 restricted stock units under LTX’s 2004 Stock Plan (the “Initial Grant”), (5) receive an additional grant of 165,000 restricted stock units under LTX’s 2004 Stock Plan at the time of and in connection with LTX’s routine fiscal 2008 annual equity grants to executive officers (the “Supplemental Grant”), (6) participate in benefit programs that LTX establishes and makes available to its employees, and (7) be eligible for paid vacation in accordance with LTX’s vacation policy.

Unless the vesting of the Initial Grant and the Supplemental Grant is accelerated as described below, the Initial Grant will vest in equal annual installments over a three-year period and the Supplemental Grant will vest in equal annual installments over a four-year period, in each case assuming Mr. Gallenberger remains employed by LTX.

If Mr. Gallenberger’s employment with LTX is terminated by LTX without cause or by Mr. Gallenberger for good reason (as those terms are defined in the Retention Agreement), Mr. Gallenberger will be entitled to receive the following severance benefits:

•

for a period of 12 months following Mr. Gallenberger’s termination date, LTX will continue to pay to Mr. Gallenberger, in accordance with its regularly established payroll procedure, his then-current base salary;

•	LTX will pay to Mr. Gallenberger an amount equal to Mr. Gallenberger’s target bonus for the fiscal year in which his employment is terminated;

•

for a period of 12 months following Mr. Gallenberger’s termination date, LTX will continue to pay the same portion of Mr. Gallenberger’s group health insurance premium as it paid as of Mr.Gallenberger’s termination date (and he will be able to continue coverage for a longer period, if eligible, at his own expense); and

•

the Initial Grant and the Supplemental Grant, and any other restricted stock units granted to Mr. Gallenberger by LTX prior to the closing of the Merger will accelerate and become fully vested under the applicable agreements, to the extent such grants are outstanding and unvested at the time of his termination of employment.

The payments and benefits described above will occur or begin, as applicable, on the payroll date coinciding with or next following the 60th day after Mr. Gallenberger’s date of termination, subject to certain exceptions set forth in the Retention Agreement.

If the closing of the Merger does not occur, the Retention Agreement will be of no force or effect.

The foregoing description of the Retention Agreement does not purport to be complete and is qualified in its entirety by reference to the Retention Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by this reference.

Modifications to Waiver Letters

Also on July 29, 2008, each of David G. Tacelli, LTX’s President and Chief Executive Officer, and Mr. Gallenberger, entered into Letter Agreements (the “Letter Agreements”) that modified the terms of the Waiver Letters Messrs. Tacelli and Gallenberger entered into with LTX on June 20, 2008 in connection with the Merger. Under the Letter Agreements, each of Messrs. Tacelli and Gallenberger agreed that neither the execution and delivery of the Merger Agreement nor the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger) constitute a change of control, change in control, change in control event or similar event under any agreement or plan governing any stock option, restricted stock, restricted stock unit or other equity award granted to him by LTX.

The foregoing description of the Letter Agreements does not purport to be complete and is qualified in its entirety by reference to the Letter Agreements, which are attached as Exhibits 10.2 and 10.3 hereto and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LTX has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LTX CORPORATION

Date: July 29, 2008	By:	/s/ Joseph A. Hedal
Joseph A. Hedal General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retention Agreement, dated July 29, 2008, between LTX Corporation and Mark J. Gallenberger

10.2	Letter Agreement, dated July 29, 2008, between LTX Corporation and David G. Tacelli

10.3	Letter Agreement, dated July 29, 2008, between LTX Corporation and Mark J. Gallenberger